EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of this 11th day of September 2008, by and between SinoHub, Inc., a Delaware corporation (the “Company”), and Tracy A. Edwards (the "Employee").

WHEREAS, the Company wishes to secure the employment of the Employee and the Employee wishes to be so employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and intending to be legally bound hereby, it is hereby agreed by and between the parties as follows:

(1)           Employment.  Subject to the terms and conditions of this Agreement, the Company hereby employs the Employee to perform such duties as may from time to time be prescribed by the Chief Executive Officer of the Company, subject in all instances to the general supervision and direction of the Board of Directors of the Company.  The Employee hereby accepts such employment.

(2)           Duties.  The Employee shall serve as Chief Financial Officer and Corporate Secretary of the Company and shall perform and discharge fully and faithfully such duties as are assigned to him pursuant to Section 1.  The Employee’s initial duties hereunder shall include, but not be limited to, overseeing the day-to-day financial operations of the Company and its subsidiaries and such other duties and responsibilities as are customarily undertaken by a chief financial officer of a corporation.  The Employee will operate within the guidelines, budgets, policies and procedures now or hereafter established by the Company, copies of which shall be provided to the Employee or of which the Employee is aware.

(3)           Salary.  The Company shall pay the Employee, during the Term (as defined below) of this Agreement, a salary of US$180,000 (as calculated on an annualized basis) (the “Salary”), before applicable withholding taxes, payable in accordance with normal Company pay policies. The Employee understands and agrees that the Salary may be reviewed on an annual or more frequent basis, and may be subject to modification.

(4)           Bonus.  During the Term (as defined below), the Employee will be eligible to receive a bonus of up to US$10,000 per fiscal quarter subject to the achievement of and based upon criteria to be determined in the sole discretion of the Chief Executive Officer of the Company.  The Employee agrees and acknowledges that in the event that his employment with the Company is terminated for any reason, he will not be entitled to any bonus, including a pro rata bonus, potentially payable relative to the year in which his employment is terminated.

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(5)           Equity. The Company and the Employee acknowledge and agree that the Company intends to, but has not yet, adopted an equity incentive plan (the “Plan”).  Consequently, the Company and the Employee agree that after the adoption of the Plan the Company shall issue to the Employee, as mutually agreed upon by the Company and the Employee, either: (a) 200,000 shares of restricted Common Stock of the Company (the “Restricted Shares”); or (b) a stock option to purchase 200,000 shares of Common Stock (the “Option Shares”) of the Company (the “Option”).  If the Company and the Employee agree that the Employee shall receive the Restricted Shares, the issuance of such Restricted Shares shall be contingent upon the Restricted Shares: (i) being issued to the Employee at a price per share mutually agreeable to the parties; (ii) being subject to all of the terms and conditions of the Plan; and (iii) being subject to the terms and conditions of a restricted stock agreement (the “Restricted Stock Agreement”) mutually agreeable to the parties which will provide, in part, that the Restricted Shares shall be subject to a four (4) year reverse vesting schedule which shall lapse as follows: 25% on the first anniversary of the Employee’s start date and then 6.25% at the end of each subsequent fiscal quarter.  If the Company and the Employee agree that the Employee shall receive the Option, the issuance of the Option shall be contingent upon the Option: (x)  being exercisable as to each Option Share at a price per share not less than the fair market value of a share of Company’s Common Stock on the day that the Option is issued; and (y) being subject to all of the terms of the Plan and a stock option agreement by and between the Company and the Employee (the “Option Agreement”), which will provide, in part, that the Option shall vest as to 25% of the Option Shares on the first anniversary of the Employee’s start date and then 6.25% at the end of each fiscal quarter thereafter.

(6)           Expenses.  The Employee shall be reimbursed for all reasonable, ordinary, and necessary business expenses in accordance with Company policy.  The Employee shall furnish the Company with the appropriate documentation relating to such expenses and shall comply with any additional requirements of the Company generally applicable to the Company's employees in connection therewith.

(7)           Benefits.  During the Term hereof, the Employee shall be entitled to the benefits generally made available to similarly situated employees of the Company as offered from time to time and as approved by the Board of Directors of the Company.

(8)           Vacation.  For each year during the Term, the Employee shall be entitled to fifteen (15) business days paid vacation to be taken at such times as not to unduly disrupt the business of the Company in accordance with the vacation policies of the Company in effect from time to time.

(9)           Full-Time Duties.  The Employee shall devote the Employee’s full working time, attention and best efforts to fulfill his duties hereunder and, to the business and interest of the Company and its affiliates during the Term of this Agreement.

(10)         Term and Termination.  The Employee shall be an “at will” employee of the Company.  The Employee’s employment pursuant to the terms and conditions of this Agreement shall commence on the date hereof and shall continue unless and until terminated under any of the following circumstances (the “Term”):

(a)           Disability.  The Company may terminate the Employee’s employment hereunder at any time and without further obligation after having established the Employee’s long-term disability.  For purposes of this Agreement, "long-term disability" shall mean the incapacity, by accident, sickness or otherwise so as to render the Employee mentally or physically incapable of devoting to the business of the Company the Employee’s full time, commercially reasonable efforts, skill and attention, and such condition continues for a period of sixty (60) consecutive days or ninety (90) total days in any twelve (12) month period.

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(b)           With Cause.  The Company may terminate the Employee’s employment hereunder at any time and without further obligation for cause.  For purposes of this Agreement, "cause" shall mean the occurrence of any of the following events on the part of the Employee during the Term hereof:

(i)	any act of personal dishonesty or a breach of trust in connection with the Employee’s responsibilities to the Company and intended to result in substantial personal enrichment of the Employee;

(ii)	the commission by the Employee of any crime classified as a felony under any Federal, state or local law;

(iii)
continued violations by the Employee of the Employee’s obligations under this Agreement after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties and such violations have not been corrected by the Employee within ten (10) days following such demand;

(iv)
any breach by the Employee of the Non-Solicitation, Invention Assignment and Non-Disclosure Agreement dated as of the date hereof by and between the Company and the Employee (the “Inventions Agreement”);

(v)	the use by the Employee of a controlled substance without a prescription or the use of alcohol which in any way impairs the Employee’s ability to carry out his duties and responsibilities; or

(vi)
any violation or refusal to obey the lawful directives and/or instructions of the Chief Executive Officer, President or Board of Directors of the Company after there has been delivered to the Employee a written demand for performance by the Company which describes the basis for the Company’s belief that the Employee has not obeyed the lawful directives and/or instructions of the Chief Executive Officer, President or Board of Directors of the Company and such violation or refusal has not been corrected by the Employee within five (5) days following such demand.

(c)           Without Cause.  The Company may terminate the Employee’s employment hereunder at any time and for any reason without cause.

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(d)           Employee Termination.  The Employee may terminate the Employee’s employment hereunder at any time.

(11)           Severance.  If the Company terminates the Employee without cause pursuant to Section 10(c) of this Agreement, the Company shall pay to the Employee a sum equal to the lesser of: (a) one month of the Employee’s Salary (calculated as of the last day of the Term) per year of the Employee’s employment with the Company; and (b) six (6) months of the Employee’s Salary (calculated as of the last day of the Term).  Notwithstanding the foregoing, the Company shall not owe any monies to the Employee pursuant to the previous sentence unless the Employee has been employed by the Company for one year after the date of this Agreement.

(12)           Indemnity.  The parties will work together in good faith to enter an Indemnity Agreement with terms and conditions consistent with those provided to directors and officers of the Company generally.

(13)           Notices.  Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (addressed as provided below) and if either: (a) actually delivered (electronically or physically) at said address; or (b) in the case of a letter, three (3) business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested or forty eight (48) hours shall have elapsed after the same shall have been deposited with an internationally recognized overnight courier; or (c) by facsimile, when transmission acknowledged by telephonic receipt to the following addresses:

If to the Company:

SinoHub, Inc.
2/F, M-10
Shenzhen High Tech Park
Shenzhen, China 518057
Fax: 011-86-755-26012224
Attn: Chief Executive Officer

With a copy to:

Seyfarth Shaw LLP
Two Seaport Lane
Boston, MA 02210
Fax: (617) 946-4801
Attn: William Hanlon, Esquire

If to the Employee:

Tracy A. Edwards
2505 26th Street
Santa Monica, CA 90405
Fax: (310) 450-2762

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(14)           Entire Agreement/Amendment.  This Agreement (and the agreements referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto have been expressed herein and will be expressed in the: (a) Option Plan; (b) Option Agreement or Restricted Stock Agreement (as applicable); and (c) Inventions Agreement.  This Agreement may be amended only by a writing signed by both parties hereto.

(15)           Governing Law.  This Agreement shall be deemed a contract made under the laws of the State of California (without regard to its conflict of law provisions) and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state.

(16)           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(17)           Effect of Headings.  Any title of a section heading herein contained is for convenience of reference only, and shall not affect the meaning of construction or any of the provisions hereof.

(18)           Successors and Assigns.  All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

IN WITNESS WHEROF, the parties hereto have caused this Agreement to be executed in multiple counterparts as of the date set forth above by their duly authorized representative.

EMPLOYEE	SINOHUB, INC.

/s/ Tracy A. Edwards	By:	/s/ Henry T. Cochran
Tracy A. Edwards		Henry T. Cochran
Chief Executive Officer

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